Study 003 Early Onset FSHD Exhibit 99.3

Early Onset FSHD Case History

Early progression, devastating disease impact

CLINICAL DEVELOPMENT

Age	<6	6 – 12		12 – 18		18 - 24
	First symptoms	**Diagnosed age 8 with FSHD**	**Diagnosed with scoliosis**	**Part time wheelchair-bound**	**Full time wheelchair-bound**	**Full dependency due to severe physical disability**
	• Normal early childhood	• Muscle weakness • Early speech impediment • Difficulty forming facial expressions	• Weakness in lower back/curvature of the spine • Leg muscle weakness/ walking with a limp	• Lower limb muscle weakness/walker or chair • Development of severe speech impediment	• Foot drop and loss of ability to stand/multiple falls	• Requires full-time use of wheelchair and assisted living



http://www.theguardian.com/lifeandstyle/2009/may/28/muscular-dystrophy-disability-fshd

Climbing Mountains; Sarabjit Parmar, 2014

2

aTyr Pharma

Purpose: to evaluate the safety/tolerability of Resolaris in adolescents and young adults with early onset FSHD Design: multicenter, open label, intra-patient dose escalation Sites: 5 sites in the US, France, and Italy Population: genetically confirmed FSHD and signs/symptoms of FSHD by age 10 years Stage 1 ‒ 16-25 years old* *aTyr has determined that it will not be conducting the second stage of the trial. 003 Study Design Early onset FSHD 3mg/kg 1mg/kg 0.3mg/kg Placebo Long-term Safety Extension study Week 3 4 1 2 7 8 5 6 9 12 13 10 11 14 Study 003

MMT Scores Early Onset FSHD Patients Individual Patient Changes from Baseline (%) Study 003 * Manual Muscle Testing (MMT) a validated assessment of muscle function/strength in 14 muscle groups

* Individualized Neuromuscular Quality of Life (INQoL) score is a validated patient reported outcome measuring a patient’s level of disease burden ** Excludes two patients due to (1) no baseline and (2) discontinuation before week 14 INQoL Scores Early Onset FSHD Patients Individual Patient Changes from Baseline Increasing Disease Burden Decreasing Disease Burden Study 003

003 Study Safety and Other Assessments Safety Resolaris was generally well tolerated in patients ages 16 to 20 years in the study Adverse Events (AEs) were mild to moderate in severity and consistent with overall Resolaris safety profile No Serious Adverse Events No observed signs of general immunosuppression One patient (03-001) discontinued due to an infusion-related reaction No patients discontinued due to Jo-1 criteria ( ≥ 1.5) No dose limiting changes in lab parameters, vital signs or pulmonary tests Other Assessments Surveillance MRI: little change in STIR positivity or Fischer Scores Ophthalmology and Hearing Assessments: little change in any of the parameters assessed Biomarker analysis: levels mostly low-to-normal (48/52); no consistent trends Study 003